PITTSBURGH INVESTMENT GROUP LLC
                          Birmingham Towers, Suite 701
                               2100 Wharton Street
                         Pittsburgh, Pennsylvania 15203


                                  May 30, 1996


Mr. Albert L. Schwarz
President
Miami Computer Supply, Inc.
3884 Indian Ripple Road
Dayton, Ohio  45440


Dear Mr. Schwarz:

     The purpose of this letter is to confirm the understanding relative to the Security Life of Denver Split-Dollar Insurance currently in effect on certain members of the MCSI Executive Group. Changes to the policies will occur as follows:

1. Net death benefit ownership will be in the name of the Insured.

2. Premiums will continue to be paid by the Company.

3. Company will pay PS-58 plus 40% tax gross-up to Executive to cover Executive's costs of PS-58 premium.

4. At age 65, the Executive will have the option to purchase said policy from the Company for the cash surrender value on the Company books and records.

5. The American Mutual Life Insurance Policy will remain in the ownership of the Company and the Beneficiary will remain the Company.

     Management will work with the Field Underwriters Agency, Inc. or amend the Split-Dollar Agreement to make the above changes at its earliest convenience.

                                Very truly yours,

                                /s/ Anthony W. Liberati

                                Anthony W. Liberati
                                Manager - President and Chief Executive Officer Pittsburgh Investment Group LLC

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